UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2015

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. to be held on Wednesday, June 10, 2015 at 10:00 A.M. local time at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York.

At this Meeting, you are being asked to consider and vote on (i) the election of Progenics' directors, (ii) the annual advisory vote on executive compensation, and (iii) ratifying your Board's selection of Ernst & Young LLP to serve as Progenics' independent registered public accounting firm for 2015.

Your Board encourages stockholders to participate in Progenics' affairs and invites you to attend the Meeting in person. It is always important that your shares be represented. Whether or not you decide to attend the Meeting, we urge you to vote. Even if you return a Proxy Card or vote via the Internet or by telephone, you may still attend the Meeting and vote in person.

Thank you for your participation.

Very truly yours,

PETER J. CROWLEY
Chairman of the Board of Directors

PROGENICS PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 10, 2015

The Annual Meeting of Stockholders of Progenics Pharmaceuticals, Inc. will be held at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York, on Wednesday, June 10, 2015 at 10:00 A.M. local time, for the purpose of considering and voting upon the following matters, each as more fully described in the attached Proxy Statement:

1.	Electing seven directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified.

2.	Approving, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this year's Proxy Statement.

3.	Ratifying the Board's selection of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for 2015.

Stockholders of record at the close of business on April 15, 2015 are entitled to receive notice of and vote at the Meeting. A list of stockholders entitled to vote at the Meeting is open to examination by any stockholder at our principal offices, 777 Old Saw Mill River Road, Tarrytown, New York 10591.

Whether or not you plan to attend the Meeting, please vote your shares promptly via the Internet or the toll-free telephone number as described in the enclosed materials. If you received a Proxy Card by mail, please sign, date and return it in the envelope provided. If you attend the Meeting and vote in person, your vote by Proxy will not be used. You may revoke your Proxy at any time prior to its exercise, regardless of the manner used to transmit your voting instructions.

Promptly communicating your voting instructions by any of these methods will help us in preparing for the Meeting. We greatly appreciate your cooperation and participation.

By order of the Board of Directors,

Angelo W. Lovallo, Jr.
Vice President, Finance and Treasurer

Tarrytown, New York
April 28, 2015

PROGENICS PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591

April 28, 2015

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to holders of Progenics Pharmaceuticals, Inc. common stock, par value $.0013 per share, in connection with the solicitation of proxies, in the accompanying form, by our Board of Directors for use at the Annual Meeting of Stockholders to be held at The Landmark at Eastview, Rockland Room, 777 Old Saw Mill River Road, Tarrytown, New York on Wednesday, June 10, 2015, at 10:00 A.M. local time, and at any and all adjournments thereof.

Our proxy materials are most readily available to stockholders on the Internet. On the date of this Proxy Statement, we are

•	Mailing to stockholders a Notice of Internet Availability of Proxy Materials that contains instructions on how to access the proxy materials online and how to request a physical or email copy; and

•
Making available at www.proxyvote.com the Notice, Proxy Statement, Proxy Card, and a copy of our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K to the U.S. Securities and Exchange Commission. To view these documents, enter the 12-digit control number which appears on your Notice.

These proxy materials and our other SEC filings are available on the Internet at www.progenics.com, and on the SEC's EDGAR system, at www.sec.gov. You may also obtain without charge a copy of our Form 10-K by writing to Investor Relations at our address above.

Stockholders of record at the close of business on April 15, 2015 are entitled to vote at the Meeting and any adjournment thereof. At that date, there were outstanding 69,644,949 shares of Progenics common stock, our only class of voting securities outstanding. Each stockholder is entitled to one vote for each share of common stock registered in the holder's name on the record date. A majority of all shares of common stock outstanding constitutes a quorum and is required to be present in person or by proxy to conduct business at the Meeting.

You may revoke the authority granted by your proxy at any time prior to its use by filing with our Corporate Secretary a written revocation, submitting a new, proper proxy via the Internet or telephone after the date of the proxy to be revoked, or attending the Meeting and voting in person. The Company's officers or employees will solicit proxies chiefly through dissemination of proxy materials via the Internet and the mails, and we may also solicit proxies in person or by telephone or other electronic communication. We may also enlist the aid of brokerage houses or our transfer agent in soliciting proxies. We will bear all solicitation expenses, including costs of preparing, assembling and distributing the proxy materials.

Shares of common stock represented by unrevoked proxies will be voted in accordance with the choice or instructions specified on the proxy. The persons named in the proxy intend, unless otherwise specifically instructed in the proxy, to vote all proxies received by them (i) FOR electing the seven director nominees named in Proposal 1, (ii) FOR approving, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, and (iii) FOR ratifying the Board's selection of Ernst & Young LLP to serve as Progenics' independent registered public accounting firm for 2015.

PROPOSAL 1:  ELECTION OF DIRECTORS

At the Meeting, seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and have qualified. Proxies given pursuant to this solicitation will be voted as specified in the proxies, and if no specification is made will be voted in favor of the seven nominees listed below. Should a nominee become unavailable to serve for any reason, the proxies will be voted for an alternative nominee to be determined by the persons named in the Proxy Card. The Board has no reason to believe that any nominee will be unavailable. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our By-Laws require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director continues to serve on the Board until his or her successor is elected and qualified or until earlier resignation or removal (known as the "holdover rule"). In light of the holdover rule and to give appropriate effect to the majority voting standard, each director named below standing for election has, in accordance with our By-Laws and Corporate Governance Guidelines, submitted a contingent resignation which becomes effective only if the director fails to receive a sufficient number of votes for re-election at an annual meeting and the Board accepts the resignation. If an incumbent director does not receive the required vote for re-election, our Nominating and Corporate Governance Committee would make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

Director Nominees

Our nominees for directors of the Company, all of whom are currently directors, are listed below together with information concerning (i) their principal occupations or employment, including other public-company directorships, during the past five years, and (ii) the particular experience, qualifications, attributes and/or skills of each nominee that led the Board, and the Nominating and Corporate Governance Committee and the Company's independent directors each to determine that he or she should serve as a director.

	Director Since	Position with the Company
Peter J. Crowley (3)(4)	2009	Chairman
Paul J. Maddon (4)	1986	Vice Chairman
Mark R. Baker (4)	2009	Chief Executive Officer and Director
Karen J. Ferrante (1)(4)	2014	Director
Michael D. Kishbauch (1)(2)(3)	2013	Director
David A. Scheinberg (4)	1996	Director
Nicole S. Williams (1)(2)	2007	Director

Member of:
(1)	Audit Committee.
(2)	Nominating and Corporate Governance Committee.
(3)	Compensation Committee.
(4)	Science and Strategy Committee.

Mr. Crowley, 56, is an Operating Partner of MTS Health Partners, L.P., a New York based healthcare merchant bank, and an Operating Partner at JH Partners LLC, a private equity firm, in which capacities he has served since 2011 and 2008, respectively. Mr. Crowley retired in 2008 as Managing Director of the Healthcare Investment Banking group at Oppenheimer & Co. Inc. (formerly CIBC World Markets Inc.), which he headed since 1995, with responsibility for public and private financing and advisory services for biotechnology, pharmaceutical, medical device and healthcare services companies. Mr. Crowley serves on the boards of directors of Mount Sinai Hospital, the Foundation Fighting Blindness and Rye Country Day School. He is also a board member at Woodbury Health Products Inc., a catheter distribution company; Celerion, a contract research organization; Ouidad, Inc., a hair salon company; and NapaStyle, Inc., a specialty food and furnishings company. Mr. Crowley holds an M.B.A. in finance from Columbia University Graduate School of Business and a B.A. in economics from Harvard University.

Mr. Crowley brings to the Board deep perspective into U.S. and international capital markets and strategic business trends. As a senior investment banker specializing in the healthcare industry, Mr. Crowley developed financial and analytic capabilities which are key inputs in the development of the Company's strategic direction, the setting of goals for its financial and operational plans, and the oversight of its financial reporting and audit functions. He has extensive knowledge of, and contacts with major participants in, the global biotechnology and pharmaceutical industries, as well as a wealth of experience evaluating the performance of businesses and products in the Company's industry and designing appropriate strategic and financial alternatives for them.

Dr. Maddon, 55, Progenics' Founder and Vice Chairman (since 2011), has served in various capacities since the Company's inception, including Chairman (from 1988 to 2003), Chief Executive Officer (from 1988 to 2011), President (from 1988 to 1997) and Chief Science Officer (from 1988 to 2012). Now a private investor and entrepreneur, he serves as a trustee of Columbia University and as a member of the Board of Advisors of its Medical Center. He also serves as a trustee of the Society for Science & the Public and NYSCI (New York Hall of Science), as well as a director of  the Fund for Public Health in New York, and the Sabin Vaccine Institute. Dr. Maddon serves as a director of Azevan Pharmaceuticals, Inc., a privately-held biotechnology company developing therapeutics to treat disorders of stress, mood, and behavior, as well as an advisor to several biotechnology and nutrition companies. Prior to founding Progenics, Dr. Maddon performed research at the Howard Hughes Medical Institute at Columbia University in the laboratory of Dr. Richard Axel from 1981 to 1988. Dr. Maddon holds a B.A. in biochemistry, an M.D., and a Ph.D. in biochemistry and molecular biophysics, all from Columbia University.

As a result of Dr. Maddon's long tenure as CEO and CSO, he has extensive knowledge of the Company and the biopharmaceutical industry and provides valuable business, leadership and management insights. Dr. Maddon's background reflects significant achievements in and knowledge of business, science and medicine, with a deep understanding of product development and the role of science in business. Through his service as a board member of other organizations, he also brings important insight on emerging technologies, products and markets, and how various areas of research and development, and the Company as a whole, compare against competing alternatives.

Mr. Baker, 60, Chief Executive Officer, joined the Company in 2005 as Senior Vice President & General Counsel and Secretary. In 2008, he was appointed Executive Vice President – Corporate, in 2009 became President and a director, and has been CEO since March 2011. From 2003 to 2005, Mr. Baker was Chief Business Officer, Secretary and a director of New York Trans Harbor LLC, a privately-held ferry operation in New York City. From 1997 to 2001, he was Executive Vice President, Chief Legal Officer and Secretary of Continental Grain Company, a privately-held international agri-business and financial concern. Prior thereto, he was a partner and Co-Chairman of the Capital Markets Group of the New York law firm, Dewey Ballantine LLP. Mr. Baker has an A.B. degree from Columbia College and a J.D. from the Columbia University School of Law.

Mr. Baker's qualifications for serving as a director of the Company include his 30 years of business and legal experience, a significant portion of which has been in the life sciences industry. Mr. Baker has been involved in the senior management of the organizations with which he worked before joining the Company, and has extensive experience managing public and private companies, including specific experience with respect to the financial, accounting, audit, human resources, intellectual property, legal, environmental, insurance, scientific and operational aspects of businesses in diverse industries. He has also served as a legal and business advisor to numerous boards of directors of public and private entities.

Dr. Ferrante, 57, joined our Board in January 2014. In April 2014, she was appointed head of Research and Development and Chief Medical Officer of Tokai Pharmaceuticals, Inc., a publicly traded biopharmaceutical company developing treatments for prostate cancer and other hormonally driven diseases. From 2007 to July 2013, Dr. Ferrante held senior positions at Millennium Pharmaceuticals, Inc. and its parent company, Takeda Pharmaceutical Company Limited, most recently as Oncology Therapeutic Area Head and Cambridge USA Site Head from May 2013 to July 2013. From 1999 to 2007, she held positions of increasing responsibility at Pfizer Global Research & Development, culminating as Vice President, Oncology Department. She began her career in the pharmaceutical industry in 1995 as Associate Director of Clinical Oncology at Bristol-Myers Squibb Company. For more than a decade prior, she was at the New England Deaconess Hospital in Boston (Beth Israel Deaconess), where she completed her internship and residency in internal medicine followed by her fellowship in hematology and oncology. While at Beth Israel Deaconess, she served as Instructor, Clinical Instructor and Clinical Fellow in Medicine at the Harvard Medical School, and previously was a Bacteriologist for the City of Providence, Rhode Island Water Supply Board. Dr. Ferrante holds a B.S. in Chemistry and Biology from Providence College and an M.D. from Georgetown University; she has also been an author of a number of papers in the oncology field, is an active participant in academic and professional associations and symposia, and holds several patents.

Dr. Ferrante's more than two decades' experience working with major biotechnology and pharmaceutical companies and leading their efforts in oncology research and development and clinical activities, together with her prior experience as a practicing oncologist, gives her deep knowledge in Progenics' principal focus of operations, adding broad and significant insight into our developmental and clinical efforts for the perspective of our Board.

Mr. Kishbauch, 66, has held senior management positions in the life sciences industry for almost three decades, with extensive operational, strategic, product planning and promotion, sales, marketing and product launch experience. He joined our Board in September 2013 after retiring as President and Chief Executive Officer of Achillion Pharmaceuticals, Inc., in which capacities, as well as a director, he served since 2004. Before joining Achillion, Mr. Kishbauch founded in 1996 and served until 2004 as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care which was acquired by Johnson & Johnson in 2003. He previously held senior management positions with MedImmune, Inc. Mr. Kishbauch continues to serve on Achillion's board and currently serves on the board of TetraLogic Pharmaceuticals Corporation, a publicly traded biopharmaceutical company. He was a director of ARIAD Pharmaceuticals, Inc. from 2004 to 2008 and has held board positions with several other life sciences companies. He holds a M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University.

Mr. Kishbauch's extensive experience as an entrepreneur and manager, as well as a public company senior executive, has provided him a uniquely comprehensive knowledge of and perspective on our industry and adds significant value to our Board.

Dr. Scheinberg, 59, joined our Board in 1996 and has been associated with the Sloan-Kettering Institute for Cancer Research since 1986, where he is, since 2002, the Vincent Astor Chair and Member, Leukemia Service; Chairman, Molecular Pharmacology and Chemistry Program; and Chairman, Experimental Therapeutics Center. He also holds the positions of Professor of Medicine (since 2002) and of Pharmacology (since 1999) at the Weill-Cornell Medical College of Cornell University, and is a Founder and Director of the Tri-Institutional Therapeutics Discovery Institute, a non-profit drug development corporation formed by Sloan-Kettering, Cornell and The Rockefeller University since 2013. He received a B.A. from Cornell and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University School of Medicine. Dr. Scheinberg is a director, member of the science and technology committee and chairman of the compensation committee of ContraFect Corporation, a publicly traded biotechnology company.

Dr. Scheinberg's expertise as a leading academic oncologist at Sloan-Kettering and Cornell is exceptionally valuable to the Board and its Science and Strategy Committee, which he chairs. He evaluates potential research directions and the design and monitoring of resulting programs. His broad knowledge of and contacts in the highest levels of medical research are important to the Company's efforts to advance its research and development initiatives.

Ms. Williams, 70, joined our Board in 2007 after retiring in May 2006 as Chief Financial Officer of Abraxis BioScience Inc., a biopharmaceutical company, and President of its Abraxis Pharmaceutical Products division, positions she assumed upon the April 2006 merger of American Pharmaceutical Partners, Inc. and American Bioscience Inc. From 2002 to 2006, Ms. Williams was the Executive Vice President and Chief Financial Officer of American Pharmaceutical Partners, Inc., as well as President from 2005 to 2006. Previously, she was Executive Vice President and Chief Financial Officer of R.P. Scherer Corp., a global drug delivery company. Ms. Williams is President of the Nicklin Capital Group, Inc., a firm she founded in 1999 to invest in and provide consulting to early-stage technology companies in the Midwest. She is a director, Audit Committee chair and, until August 2014, was a Compensation Committee member at Intercept Pharmaceuticals, Inc., a biotechnology company, and previously held the same positions, in addition to Nominating and Governance Committee chair, at Orchid Cellmark, Inc., a leading DNA identity testing service company, until its 2011 purchase by Laboratory Corporation of America Holdings. Ms. Williams received her Demi-License en Science Politique from the University of Geneva, Switzerland, her License en Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her M.B.A. from the Graduate School of Business, University of Chicago. She is a National Association of Corporate Directors Board Leadership Fellow.

Ms. Williams' experience gives her special insight into the financial and operational issues that a company in the pharmaceutical industry faces. She brings expertise to the Company in the areas of financial analysis and reporting, internal auditing and controls, and risk management oversight. Her board and audit committee roles at other public companies give her a broad perspective in the areas of financial reporting, and audit and enterprise risk management (ERM). Her international training and experience with global corporations helps to guide the Company as its operations and activities have become more global.

Other Information

In 2005, the SEC issued an order against Mr. Crowley arising out of allegations that his former employer violated section 15B(c)(1) of the U.S. Securities Exchange Act of 1934 and Rule G-37(b) of the Municipal Securities Rulemaking Board, which prohibit a broker, dealer or municipal securities dealer from engaging in municipal securities business with an issuer within two years after any contribution to an official of such issuer. The alleged violations occurred as a result of a 2002 political donation made by Mr. Crowley to the re-election campaign of an official of an issuer with which the employer subsequently engaged in municipal securities business. Mr. Crowley was ordered to cease and desist from causing any violations and any future violations of the above provisions and pay a $25,000 civil money penalty. Mr. Crowley consented to the entry of the order without admitting or denying its findings, except as to the SEC's jurisdiction over him and the subject matter of the proceedings.

VOTING

Those nominees receiving a majority of the votes cast in respect of him or her (the number of shares voted "for" the nominee must exceed the number of votes cast "against") will be elected directors. Since neither abstentions nor broker non-votes are considered to be "votes cast," they will not affect the outcome of the election.

Your Board deems the election of the seven nominees listed above as directors to be in the Company's and stockholders' best interests and recommends a vote FOR their election.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
 Under the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act our stockholders are entitled to vote, on an advisory, nonbinding basis, on the compensation of the following individuals: Mark R. Baker, our Chief Executive Officer (CEO), Angelo W. Lovallo, Jr., our Principal Financial Officer (PFO), and Robert J. Israel, our Executive Vice President, Innovation, as well as Hagop Youssoufian, our former Executive Vice President, Research and Development, who terminated employment with us in September 2014. These individuals are referred to as Named Executive Officers (NEOs). Biographical, compensation and other information concerning the NEOs appears in Executive and Other Officers and Executive Compensation, below.
 As described in detail under Executive Compensation -- Compensation Discussion and Analysis, senior executive compensation at Progenics is designed to retain and incentivize high quality executives whose efforts are key to the Company's long-term success. Our NEOs are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. The CD&A provides details about our executive compensation philosophy, objectives and processes as well as information about 2014 compensation of the NEOs.
 The Compensation Committee of your Board establishes and reviews NEO compensation to help ensure it achieves the desired goal of aligning executive compensation with our stockholders' interests and current market practices.
 In this proposal we ask stockholders to give advisory approval of the compensation of our Named Executive Officers. This vote is intended to address overall NEO compensation and the philosophy, policies and practices described in this Proxy Statement, rather than any specific item of compensation. We recommend that stockholders cast a non-binding advisory vote "FOR" the following resolution at the Annual Meeting:
"RESOLVED, that the compensation of the Company's Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders, particularly in the Compensation Discussion and Analysis and compensation tables, is hereby approved."

 The say-on-pay vote is advisory, and therefore not binding on Progenics, the Compensation Committee or the Board. Nevertheless, the Committee and the Board value the opinions of stockholders, whether expressed through this vote or otherwise, and, accordingly, intend to consider the results of this vote in making future determinations regarding executive compensation arrangements.

 The Company's current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2016 annual meeting of stockholders.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for approval of this advisory resolution. Since neither abstentions nor broker non-votes are considered to be "votes cast," they will not affect the outcome of the vote.

Your Board deems approval of this advisory resolution to be in the Company's and stockholders' best interests and recommends a vote FOR Proposal 2.

PROPOSAL 3:  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for 2015. E&Y has served in this capacity since their appointment as the Company's independent auditors in 2012.

A representative of E&Y is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

Although it is not required to do so, the Audit Committee is submitting the selection of E&Y as our independent registered public accounting firm for ratification at the Meeting. If this selection is not ratified, the Audit Committee will reconsider its choice.

Fees Billed for Services Rendered by Current and Former Accounting Firms

The following table discloses the fees that E&Y billed or is expected to bill for professional services rendered to us for 2014 and 2013, and fees that our former accountant, PricewaterhouseCoopers LLP (PwC), billed for professional services to us for 2013:

	2014	2013
Audit Fees(1)	$498,490	$485,000
Tax Fees(2)	81,770	10,000
All Other Fees(3)	2,126	2,062

(1)	In connection with (i) the audit of our annual financial statements, including attestation services required under section 404 of the Sarbanes-Oxley Act of 2002 and reviews of quarterly interim financial statements ($384,490 for E&Y in 2014; $367,000 for E&Y and $7,500 for PwC in 2013), (ii) filing of replacement shelf registration statement with the SEC ($50,000 for E&Y in 2014), and (iii) the Company's 2014 and 2013 follow-on public offerings ($64,000 for E&Y in 2014; $83,000 for E&Y and $27,500 for PwC in 2013).
(2)	In connection with tax return preparation ($25,000 for 2014 and $10,000 for 2013) and Section 382 Analysis and consultations ($56,770 for 2014).
(3)	For proprietary internet-based services ($2,126 and $2,062 for E&Y in 2014 and 2013, respectively).

Pre-Approval of Audit and Non-Audit Services by the Audit Committee

Audit and non-audit services performed for the Company by its independent registered public accounting firm must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the accounting firm's independence. During the first quarter of each year, the Committee reviews a schedule prepared by the accounting firm of certain types of services to be provided for that year along with projected fees. The Committee reviews the schedule and provides general pre-approval of those types of services. The fee amounts are updated to the extent necessary at regularly scheduled meetings of the Committee. Any additional service proposed to be provided after the annual pre-approval process requires specific pre-approval by the Audit Committee. The Committee may delegate either general or specific pre-approval authority to its chair or any other member(s). The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Committee at its next meeting. The Committee approved all services described above during 2014 and 2013.

VOTING

A majority of the votes cast at the Meeting in person or by proxy is necessary for ratification of the selection of E&Y as our independent registered public accounting firm. Since neither abstentions nor broker non-votes are considered to be "votes cast," they will not affect the outcome of the vote.

Your Board deems the ratification of the selection of Ernst & Young LLP to be in the Company's and stockholders' best interests and recommends a vote FOR Proposal 3.

EXECUTIVE AND OTHER OFFICERS

Information concerning our executive and other officers is set forth below. There are no family relationships between any of our directors and executive officers. None of the organizations identified below with which an officer has previously been employed or associated is a parent, subsidiary or affiliate of the Company. Background information for Mr. Baker is provided under Proposal 1.

Name	Position with the Company
Robert J. Israel	Executive Vice President, Innovation
Vivien Wong	Executive Vice President, Development
Nitya G. Ray	Senior Vice President, Manufacturing
Ann Marie Assumma	Vice President, Regulatory Affairs
Angelo W. Lovallo, Jr.	Vice President, Finance and Treasurer

Dr. Israel, 58, Executive Vice President, Innovation, has been with Progenics since 1994. He previously held oncology positions at Sandoz Pharmaceuticals Corporation and Schering-Plough Corporation. Dr. Israel is a licensed physician and is board certified in internal medicine and medical oncology. He received a B.A. in physics from Rutgers University and an M.D. from the University of Pennsylvania, and completed an oncology fellowship at the Memorial Sloan-Kettering Cancer Center. Dr. Israel has been a consultant to the Solid Tumor Service at Sloan-Kettering.

Dr. Wong, 58, currently serves as Executive Vice President, Development. For three years prior to joining Progenics in 2007, Dr. Wong was Principal at Theritas Pharmaceutical Consultants. From 1989 to 2004, she held positions of increasing responsibility in preclinical development and pharmacology at Emisphere Technologies, Vivoquest, and Regeneron Pharmaceuticals. Dr. Wong has been a co-author on over 30 scientific articles for peer-reviewed journals. She received a B.Sc. in biology from the Mississippi University for Women, a Ph.D. in anatomy and neurobiology from the University of Maryland School of Medicine, and completed a postdoctoral fellowship in neurology at the Albert Einstein College of Medicine.

Dr. Ray, 62, Senior Vice President, Manufacturing, joined Progenics in 2001. Prior to joining Progenics, Dr. Ray served as Director of Bioprocess Development at Ortec International, and before that held positions of increasing responsibility at Hoffmann-La Roche in the areas of GMP Manufacturing and Process Development, ultimately as Research Leader, Biopharmaceuticals. Early in his career he developed process technology for biopharmaceutical manufacturing at Verax Corporation. Dr. Ray received an M.S. and Ph.D. in chemical and biochemical engineering from Rutgers University and a B.S. in chemical engineering from Jadavpur University, India.

Ms. Assumma, 61, joined Progenics in 2004 and currently serves as Vice President, Regulatory Affairs. She has over 30 years' experience in the pharmaceutical industry and regulatory affairs at companies including Dov Pharmaceuticals, Emisphere Technologies, Bayer and American Cyanamid. Ms. Assumma earned her M.S. in pharmacology from New York Medical College and a B.S. in biology from Fordham University.

Mr. Lovallo, 50, was appointed Treasurer in 2011 and Vice President, Finance in 2013. Before joining Progenics in 2008 as Senior Director, Financial Reporting, he held Vice President, Financial Reporting positions at MBIA Inc. and AllianceBernstein. Earlier in his career, he was in accounting policy at Salomon Smith Barney and a senior manager at KPMG LLP. He received a B.B.A. in public accounting from Hofstra University and is a Certified Public Accountant.

CORPORATE GOVERNANCE

The Board and its Committees

Leadership. Since 2004, the positions of Board Chair and Chief Executive of the Company have been held by different individuals.

Our Chair, Mr. Crowley, and Mr. Baker, Chief Executive Officer and a director, provide leadership to the Board of Directors by setting meeting agendas, preparing information and alternatives for presentation to the Board and leading discussions among and decision making by the Board. In this process, other members of the Board, including Committee chairs, interact freely with Messrs. Crowley and Baker and with other members generally in contributing to the Board's direction and priorities. Individual directors may and do become involved in matters outside the specific bounds of their Committee responsibilities as and when circumstances warrant and the Board deems appropriate.

The Board believes that this structure is appropriate because it results in a balanced leadership, combining an independent Chair with members of management involved in the day-to-day operation of the Company's business.

During 2014, the Board held eight meetings. It is the policy of the Board to hold an executive session of independent directors at each Board meeting. One Board member did not attend one meeting of the Board during 2014; all others attended all meetings.

Committees. The Board currently has four standing committees.  All of our directors attended all meetings of the committee(s) on which he or she served during the year 2014. Committee charters are available on our website, www.progenics.com.

The Audit Committee reviews our quarterly and annual financial statements and the reporting documents in which they are submitted to the SEC, consults with our independent auditors and examines and considers other matters relating to the audit of our financial statements and our financial condition and affairs generally, including the selection and retention of our independent auditors. It is responsible for oversight of the Company's internal auditor, who reports directly to it, oversees the work of management to identify, assess and monitor risk, and liaises with management and the Board in risk mitigation efforts. The Board has determined that Ms. Williams, Chair of the Committee, is an "audit committee financial expert" as such term is defined in in SEC rules. Dr. Ferrante and Mr. Kishbauch are also members of the Audit Committee. The Committee held nine meetings during 2014.

The Compensation Committee reviews and makes recommendations concerning salaries and incentive compensation for our employees and consultants, establishes and approves salaries and incentive compensation for our executive officers and other senior employees, administers our equity incentive plan and otherwise seeks to ensure that our compensation philosophy is consistent with the best interests of the Company, its stockholders and our employees, and is properly implemented. Mr. Crowley is Chair and Mr. Kishbauch is a member of this Committee. The Committee held five meetings during 2014.

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures intended to constitute and appropriately organize the Board to oversee the business and affairs of the Company and meet its fiduciary obligations to the Company and its stockholders on an ongoing basis. Among its specific duties, this Committee is tasked with (i) making recommendations to the Board about our corporate governance processes, (ii) assisting in identifying and recruiting candidates for the Board, (iii) administering the Nominations Policy, (iv) considering nominations to the Board received from stockholders, (v) making recommendations to the Board regarding the membership and chairs of the Board's committees, (vi) overseeing the annual evaluation of the effectiveness of the organization of the Board and of each of its committees, (vii) periodically reviewing and making recommendations to the full Board regarding the type and amount of Board compensation for non-employee directors, and (viii) being responsible for recommending to the Board on whether to accept or reject the resignation of any incumbent director who does not receive the required vote for re-election in an uncontested election under our majority-voting standard. The Committee also annually reports findings of fact to the Board that permit the Board to make affirmative determinations regarding each Board and committee member with respect to independence and expertise criteria established by the NASDAQ Marketplace and SEC rules and applicable law. Mr. Kishbauch is Chair and Ms. Williams is a member of this Committee. The Committee held two meetings during 2014.

The Science and Strategy Committee, is responsible for periodically examining the Company's direction of and investment in its science and technology initiatives, including its research and development efforts, assisting the Board in its review, evaluation and oversight of such initiatives and efforts, and advising the Board on scientific matters involving the Company's research and development, clinical and commercial programs, including internal projects, interaction with academic and other outside research organizations, and acquisition and development of technologies. It also monitors and advises on scientific matters relating to the Company's efforts to identify and in-license or acquire technologies complementary to or expanding on its strategic focus, and assists the Board in its review, evaluation and oversight of, and advises the Board on scientific matters involving, such efforts. Dr. Scheinberg is Chair of this Committee and Messrs. Baker and Crowley and Drs. Ferrante and Maddon are members. The Committee held eight meetings during 2014.

Oversight of Risk Management

Company management is responsible for assessing and managing Progenics' exposure to various risks. Responsibility for risk oversight by the Board of Directors lies with the entire Board. Responsibility for the administration of this risk oversight lies primarily with the Board's leadership.

As a research and development public company focused primarily on later-stage clinical product candidates, the Company's principal risks lie in the administration of its financial and operational controls and in the conduct of its research, development and clinical trial activities.

The Audit Committee, under the leadership of Chair Williams, has the role of monitoring risks associated with the Company's financial and operational controls, including reviewing the preparation and auditing of financial statements and the safeguarding of the Company's financial and other assets. Under the oversight of the Audit Committee, the Company's internal auditor, who reports to the Audit Committee, performs an ongoing enterprise-wide assessment, commenced in 2009, of the Company's risks, and provides reports on that assessment which are reviewed by the Audit Committee and the entire Board.

The Science and Strategy Committee reviews the Company's research and development activities. This Committee, under the leadership of Dr. Scheinberg, has the role of overseeing management's monitoring of risks associated with the Company's research, development and clinical trial activities.

As part of the Company's Enterprise Risk Management efforts, the Audit Committee provides to the Board updates summarizing the Committee's oversight of the Company's internal auditor's and senior management's ongoing application of ERM evaluative and quantification procedures to the Company's activities and changes in existing and new risk evaluations and targets resulting from the ERM process.  In 2014, the Audit Committee, in addition to its ongoing Company-wide ERM monitoring efforts, provided two reports to the Board, the primary focus of each being the Company's successful integration of the Molecular Insight acquisition including bolstering clinical research capabilities and our capital position enabling us to continue to fund our later-stage development programs. In addition, we addressed cyber risk by hiring a third-party firm to assess our information systems and cyber security programs.

On April 1, 2015, Valeant Pharmaceuticals International, Inc. acquired Salix Pharmaceuticals, Ltd., and Salix became a wholly-owned subsidiary of Valeant (references hereinafter to "Valeant" refer to Salix and Valeant as a consolidated entity as a result of the acquisition). Since sales of the Company's commercial product, RELISTOR®, are the responsibility of Valeant, risks to the Company with respect to such sales are monitored by the entire Board of Directors through oversight of the Company's contractual arrangements and collaborative relationship with Valeant. We closely monitored Valeant's management- and operations-related disclosures as well as its related communications pertaining to product inventory initiatives and resulting impact to its net product sales. In addition, we continue to monitor our Relistor franchise in light of the recently completed acquisition.

Director Independence and Other Qualifications

The Board has determined each of Messrs. Crowley and Kishbauch, Drs. Ferrante and Scheinberg and Ms. Williams to be an "independent director" as such term is defined in NASDAQ Marketplace rules.

The Board has also determined that each member of the Audit Committee and the Compensation Committee meets the independence standards applicable to those committees prescribed by the NASDAQ Marketplace rules, the SEC and the Internal Revenue Service.  In accordance with the applicable NASDAQ rule, the Company's director nominees each year, as well as new candidates for director, are recommended for the Board's selection by independent directors constituting a majority of the Board's independent directors in a vote in which only independent directors participate.

With the assistance of our legal counsel, the Nominating and Corporate Governance Committee reviews the applicable legal standards for Board member and Board committee independence and the criteria applied to determine "audit committee financial expert" status, as well as the answers to annual questionnaires completed by each of our directors. On the basis of this review, the Committee delivered a report to the full Board and the Board made its independence and "audit committee financial expert" determinations based upon the Committee's report and each member's review of the information made available to the Committee.

Stockholder Communications with the Board; Board Attendance at the Annual Meeting of Stockholders

Stockholders may communicate with the Board by writing to the Board care of the Corporate Secretary at our corporate headquarters.  In general, any stockholder communication about bona fide issues concerning Progenics will be forwarded by our Corporate Secretary to the Board or a Board committee, as appropriate.

It is our policy that the members of the Board attend annual meetings of our stockholders. All of the seven members of our Board at the time attended the 2014 Annual Meeting of Stockholders.

Code of Business Ethics and Conduct

We have a Code of Business Ethics and Conduct which is applicable to all of our directors, employees and consultants. The Code meets the criteria for a "code of ethics" under the SEC rules and "code of conduct" under the NASDAQ Marketplace rules. The Code is described in more detail under Other Matters - Certain Relationships and Related Transactions, below, and is available on our website at http://www.progenics.com/documents.cfm.

Director Nominations Process

The Nominating and Corporate Governance Committee administers our Director Nominations Policy, which establishes criteria for Board member candidates and the process by which candidates for possible inclusion in our recommended slate of director nominees are selected. The Committee's charter, which includes the Nominations Policy, is available on our website at www.progenics.com.

Minimum Criteria for Board Members. Under the Policy, each Board candidate must possess at least the following specific minimum qualifications:

•	He or she shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

•
He or she shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and established a record of professional accomplishment in his or her chosen field.

•
Neither the candidate nor any family member (as defined in the NASDAQ Marketplace rules) or affiliate or associate (each as defined in SEC rules) shall have any material personal, financial or professional interest in any of our current or potential competitors.

•
He or she shall be prepared to participate fully in Board activities, including, if eligible, active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and any committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee's sole judgment, interfere with or limit his or her ability to do so.

Desirable Qualities and Skills. The Committee also considers it desirable that each candidate should:

•
Contribute to the Board's overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics.

•	Contribute positively to the collaborative culture among Board members.

•
Possess professional and personal experiences and expertise relevant to our goal of being a leading biopharmaceutical company. At this stage of our development, relevant experiences might include, among other things, large biotechnology or pharmaceutical company CEO or senior management experience, senior-level management experience in medical research or clinical development activities in the fields of supportive care, oncology, virology, immunology or molecular biology within a public company or large university setting, and relevant senior-level expertise in one or more of finance, accounting, sales and marketing, organizational development and public relations.

Internal Process for Identifying Candidates. The Committee has two primary methods for identifying Board candidates, any of which the Committee may from time to time delegate in whole or in part to one or more other members of the Board. On a periodic basis, the Committee may solicit suggestions for possible candidates from a number of sources, which may include members of the Board, our senior executives, individuals personally known to members of the Board, and independent research by either members of the Board or our senior executives. The Committee may also use its authority under its Charter to retain at the Company's expense one or more search firms to identify candidates.

If a search firm is used, it may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the Nominations Policy; interview and screen candidates, and conduct appropriate background and reference checks; act as a liaison among the Board, the Committee and the candidate during the screening and evaluation process; and be available for consultation as needed by the Committee. The Committee has the authority under its Charter to approve such firms' fees and other retention terms.

Nomination of Directors by Stockholders. The Committee will also consider properly submitted stockholder nominations for candidates for membership on the Board. Any of our stockholders may recommend one or more eligible persons for election as a director at an annual meeting of stockholders if the stockholder provides the recommendation to our Corporate Secretary at our principal executive offices not less than 120 days prior to the anniversary of the date of the proxy statement released to stockholders in connection with the previous year's annual meeting. In the event that we set an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual stockholders meeting, the stockholder's recommendation must be received no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of that date was made, whichever occurs first.

To be eligible for consideration, a candidate proposed by a stockholder must be independent of the stockholder providing the nomination in all respects, as determined by the Committee or by applicable law, qualify as an "independent director" under the NASDAQ Marketplace rules and meet the Minimum Criteria for Board Members set forth above.

Evaluation of Candidates. The Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Committee's or other Board member(s)' initial evaluation, a candidate continues to be of interest, the Committee Chair or one or more other Board members will interview the candidate and communicate the interviewer(s)' evaluation to the other Committee member(s), the Chairman of the Board, the CEO, and the independent members of the Board. Later reviews will be conducted by other members of the Committee, the Board and senior management. Ultimately, background and reference checks will be conducted and the Committee will meet to finalize its list of recommended candidates for the Board's consideration.

Timing of the Identification and Evaluation Process. Our fiscal year is the calendar year. The Committee expects generally to meet one or more times prior to March 31 of each year to consider, among other things, candidates to be recommended to the Board and to the independent members of the Board for inclusion in our recommended slate of director nominees for the next annual meeting and our Proxy Statement. The Board usually meets each March and at that meeting vote on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the annual meeting, which is typically held in May or June.

All candidates, whether identified internally or by a nomination received from a stockholder, who after evaluation are recommended by the Committee and the independent members of the Board, and approved by the Board, will be included in our recommended slate of director nominees in our Proxy Statement.

Future Revisions to the Nominations Policy. The Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating and Corporate Governance Committee intends to review the Nominations Policy at least annually and anticipates that modifications may be necessary or desirable from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Committee may amend the Nominations Policy at any time, in which case the most current version will be available on our web site at www.progenics.com.

Board Committee Reports

Audit Committee Report

The Audit Committee of the Board consists of three non-employee independent directors: Ms. Williams, Chair, Dr. Ferrante and Mr. Kishbauch. The Board and the Audit Committee believe that the Audit Committee's current member composition satisfies the NASDAQ Marketplace rule that governs audit committee composition, including the requirements that Audit Committee members satisfy the criteria for Audit Committee membership set forth in the federal Sarbanes-Oxley Act and SEC rules. The Audit Committee operates under a written Charter adopted by the Committee and approved by the Board as a whole.

As set forth in its Charter, the Audit Committee's role is one of oversight. Progenics management is responsible for preparing our financial statements and the independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The Audit Committee's primary function is to assist the Board in monitoring and overseeing the integrity of our financial statements, systems of internal control and the audit process. As mentioned in Oversight of Risk Management above, in 2014 the Audit Committee, in addition to its ongoing Company-wide ERM monitoring efforts, focused in particular on the Company's ERM analyses reflecting the integration of the Molecular Insight acquisition, bolstering clinical research capabilities and our capital position and addressing cyber security risk.

The Committee as part of its regular duties selects, subject to stockholder ratification, the independent registered public accounting firm for the Company. In last year's Proxy Statement, the Audit Committee reported that it had performed the necessary procedures to enable it to recommend to the Board the selection of E&Y as the Company's auditor for the year 2014, which selection was ratified by the Company's shareholders.  During 2014, the Audit Committee gave particular attention to the Company's preparation of interim and year-end financial statements and the valuation of its in-process research and development assets acquired as a result of the Company's 2013 acquisition of Molecular Insight. As part of its other regular duties, the Committee met regularly with management and E&Y, and reviewed and discussed the Company's audited financial statements. The Committee also discussed with members of E&Y each of the matters required to be discussed by auditing standards set by the Public Company Accounting Oversight Board, including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. The Committee also received and reviewed the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding E&Y's communications with the Committee concerning independence, and discussed E&Y's independence with it. When considering E&Y's independence, the Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's financial statements was compatible with maintaining their independence, and discussed with them any relationships that may affect their objectivity and independence. The Committee also reviewed, among other things, the amount of fees paid to E&Y for audit and non-audit services in 2014 as presented under Fees Billed for Services Rendered by Current and Former Accounting Firms, above. Based on these discussions and considerations, the Committee was satisfied as to E&Y's independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, have relied without independent verification on the information and representations provided to them by management and E&Y. Accordingly, the Committee's oversight does not provide an independent basis to certify that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that E&Y is in fact "independent."

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company's 2014 Annual Report on Form 10-K. The Committee has also determined, subject to stockholder ratification, to retain E&Y as the independent registered public accounting firm for the Company for 2015.

By the Audit Committee of the Board of Directors,
Nicole S. Williams, Chair
Karen J. Ferrante
Michael D. Kishbauch

Compensation Committee Report

The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's 2014 Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee:

By the Compensation Committee of the Board of Directors,
Peter J. Crowley, Chair
Michael D. Kishbauch

Compensation Committee Interlocks and Insider Participation. The Compensation Committee's members are independent directors.  As reported in Other Matters -- Certain Relationships and Related Transactions below, Progenics in 2012 entered into a financial advisory agreement with MTS Health Partners, L.P., of which Mr. Crowley is a Senior Managing Director and partner, on customary terms and conditions, whereby MTS received a monthly retainer of $10,000 during the term of the agreement and $300,000 for MTS' services in connection with the Company's January 2013 acquisition of Molecular Insight. The agreement was terminated in June 2013.  The directors who served on the Compensation Committee in 2014 did not have any additional affiliations or relationships with the Company which require disclosure under this heading. None of the Company's executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or its Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Progenics is a biotechnology company engaged in drug development and commercialization, focusing on oncology. We compete with biopharmaceutical companies of all sizes to attract employees with the skills and expertise necessary to develop and commercialize drugs and achieve our objectives. Since the funds we can use for compensation are limited, we have worked to develop a compensation program that allows us to attract and retain talented individuals with the essential experience and skills we need at the executive level while being mindful of our limited resources. We have employed a philosophy which combines base salary with bonus compensation and long-term equity incentives, primarily in the form of stock options. We strive to conserve cash resources by setting base salaries and total cash compensation at what we deem an appropriate level in view of market compensation data in our industry and other factors as discussed below, while providing meaningful long-term equity opportunities for our executives.

This Compensation Discussion and Analysis (CD&A) outlines, among other things, our compensation philosophy, objectives and processes as they relate to our Named Executive Officers (NEOs) in 2014: Mark R. Baker, our CEO; Vice President and Treasurer, Angelo W. Lovallo, Jr. (PFO); Executive Vice President, Dr. Robert J. Israel, and former Executive Vice President, Dr. Hagop Youssoufian, whose employment with us terminated in September 2014.

Overview. Progenics made significant progress in achieving strategic objectives and program development in 2014. Our principal efforts were to (a) advance our oncology drug candidate programs, particularly to resume our phase 2b registrational trial under a special protocol assessment for AzedraTM in the treatment of pheochromocytoma and paraganglioma and to complete testing of a second cohort of a phase 2 trial of our PSMA ADC product candidate for prostate cancer including identifying our clinical and commercial strategy; (b) advance our 1404 targeted imaging agent by identifying our clinical and commercial strategy; (c) advance our Relistor franchise in the United States and abroad; and (d) continue efforts to identify and pursue a number of opportunities to expand our oncology pipeline through in-licensing and acquisitions.

At the same time, we continued our focus on costs control and maintaining a sustainable cash burn rate, and bolstered our financial resources by completing a follow-on public offering of common stock in early 2014 and received a $40 million milestone from our Relistor partner Valeant, upon the U.S. Food and Drug Administration's expanded approval of subcutaneous injection for patients with chronic non-cancer pain.

We believe the compensation of our executives reflected the performance of the Company during 2014 and that our program generally strongly links executive compensation with Company performance. We have adopted a formal annual incentive plan based on established metrics and administered by the Compensation Committee to provide a framework to determine annual bonus payments to NEOs and other executives. As part of that process, we establish annual goals and objectives for the Company and for each NEO, and, as discussed below, determine bonuses based on how well the Company and the executive performed against these goals and objectives as determined by the Compensation Committee. We believe the annual bonus plan helps contribute to the growth of the Company and the creation of value for our stockholders.

A significant percentage of our NEOs' compensation is provided in the form of equity-based awards that we believe further align their interests with those of our stockholders. All of the options we granted to our NEOs in 2014 have an exercise price equal to the closing price of our common stock on the date of grant, and will therefore have value only if our stock price increases. The options vest over a multi-year period to provide an additional retention incentive for our executives.

The Committee believes that the total compensation approved by the Committee and awarded to the NEOs for 2014 appropriately reflect the performance of the executives and the Company and is consistent with our compensation philosophy.

Executive Compensation Objectives. We seek to achieve the following broad goals in our executive compensation programs and decisions regarding individual compensation:

•	Attract and retain executives critical to our overall success.

•	Reward executives for contributions to achieving strategic goals that enhance stockholder value.

•	Foster and maintain a company culture of ownership, creativity and innovation.

•	Motivate our NEOs to achieve critical long- and short-term development, product and financial milestones set by the Board in consultation with management.

General Compensation Process. The Compensation Committee is responsible for determining the elements and levels of compensation for our NEOs. In doing so, it reviews our corporate performance against financial and corporate achievement measures, assesses individual performance and evaluates recommendations of the CEO regarding compensation for other NEOs.

In assessing Company and individual NEO performance, the Committee has considered the progress of the Company in achieving its strategic goal of being a leading oncology biotechnology company; later-stage development including clinical testing and commercialization of its product candidates; and the contributions made by each NEO to those efforts. Recent examples of this progress include resuming our phase 2b registrational trial for Azedra and completing the second cohort in our PSMA ADC phase 2 trial as well as identifying our clinical and commercial strategy; advancing our 1404 targeted imaging agent by identifying our clinical and commercial strategy; advancing our Relistor franchise in the United States and abroad; and managing our relationships with collaborators and others.

The process the Committee followed in assessing the NEOs' and the Company's performance for 2014 began, as has been the Committee's practice in the past, with meetings in early 2014 that were principally focused on approving bonuses relating to 2013 performance and establishing 2014 salary and target bonus levels. In those meetings, Mr. Baker was invited to make an oral presentation and submit to the Committee written materials regarding the performance of the NEOs and other officers, his views regarding the performance of the Company and his assessment of his own performance. Mr. Baker neither participated in nor was present for decisions regarding his own compensation.

To assist in its deliberations regarding executive compensation for 2014, the Compensation Committee engaged Frederic W. Cook & Co. (FWC) as its compensation consultant. FWC does not undertake any work for the Company other than its services for the Compensation Committee. The Committee has determined that FWC is independent and that its services do not raise any conflict of interest with the Company or any of its executive officers or directors. In carrying out its work for the Compensation Committee, FWC interacts from time to time directly with our management, as it determines appropriate, regarding its work product prior to presentation to the Committee in order to confirm alignment with the Company's business strategy and obtain data or information necessary for its work.

FWC reviewed and discussed with the Committee competitive market compensation data for consideration when determining different levels and mix of compensation for 2014. The primary data sources utilized for this purpose were publicly available compensation information of NEOs of a peer group of companies within the biotechnology industry, selected by the Committee with FWC's assistance, that were similar to Progenics in size, business model and state of development. For 2014, the peer group companies consisted of the following companies:

Agenus Inc.	Idenix Pharmaceuticals, Inc.
Array Biopharma Inc.	Immunomedics Inc.
BioCryst Pharmaceuticals, Inc.	Nektar Therapeutics
BioDelivery Sciences International, Inc.	Neurocrine Biosciences, Inc.
Curis, Inc.	Sucampo Pharmaceuticals, Inc.
Dyax Corp.	Synta Pharmaceuticals, Corp.
Enzon Pharmaceuticals, Inc.	Vanda Pharmaceuticals, Inc.
GTx Inc.	XOMA Corporation

There were a number of changes to the peer group for 2014, with seven companies being added to the 2013 peer group and six companies being removed, in order to more closely align our peer group with us in terms of overall size, business model and stage of development.

The peer company compensation data provided by FWC is used by the Committee as a general reference point in its compensation review. The Committee does not set compensation levels at any specific level or percentile against this compensation data (i.e., the Committee does not "benchmark" the Company's executive compensation levels). The peer group data is only one point of information taken into account by the Committee in making compensation decisions: its executive compensation determinations are subjective and the result of the Committee's business judgment, which is informed by the experiences of its members as well as the input from, and peer group data provided by, its independent consultant.

In addition to Mr. Baker's recommendations regarding the other NEOs and its review of market data, the Committee considered various other factors in setting 2014 target compensation opportunities such as the individual's corporate roles and responsibilities, particular experience and expertise, performance and specific duties, the scope of his or her position and the department(s) or group(s) for which he or she had responsibility, the Company's overall corporate financial performance and the progress of our research and development programs and strategic initiatives during the year. The Compensation Committee does not assign any particular weighting to any factor and has discretion to consider whatever factors it may deem relevant to a particular decision. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are subjective and the result of the Compensation Committee's business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee's independent compensation consultants.

Elements of Compensation. We utilize a compensation structure that we believe is in line with that of other companies within the biotechnology industry which primarily includes base salary, annual bonus and long-term incentives. These elements are designed to reward (i) the level of effort and competence demonstrated in light of the executive's duties and responsibilities (base salary), (ii) decision-making that supports our annual product, development and financial goals (annual bonus), and (iii) a focus on building shareholder value over the long term in a sustainable manner by making decisions that will not sacrifice long-term prospects for a particular short-term achievement or goal (long-term incentives).

Base Salary. Levels of base salary for our executives in general take into account an individual's role and responsibilities, experience, expertise, individual performance and tenure. The amount is typically set around the median level for the executive's position relative to the peer data provided by the Committee's consultant.

The Compensation Committee approved the following base salary levels for the NEOs for 2014, in each case representing an increase of 3.75% over the executive's 2013 base salary: Mr. Baker $555,699; Mr. Lovallo $288,963; Dr. Israel $440,938; and Dr. Youssoufian $440,938. The Committee determined in its judgment that each of these 2014 salary levels was appropriate relative to the peer company data provided by FWC and in light of the executive's tenure in his position and the other factors noted above.

Annual Bonus. Beginning in the fourth quarter of each year, the Compensation Committee works collaboratively with senior management to develop corporate goals and objectives tied to strategic plans for the coming year. For 2014, the Committee established five corporate strategic and research and development goals and one operational and financial goal, with the weightings noted below, for use in determining annual cash bonuses:

•	Complete the Azedra manufacturing process and finish preparations for resuming the Azedra clinical trial by year-end (20%).

•	Identify the commercial and clinical strategy for PSMA ADC following completion of the trial for the second cohort of chemotherapy-naïve patients (20%).

•	Advance our 1404 targeted imaging agent by identifying our clinical and commercial strategy following completion of phase 2 trial (20%).

•	Add an additional oncology compound to the Company's pipeline through in-licensing or acquisition (20%).

•	Advance the value of the Relistor franchise in the US, Europe and Japan (10%).

•	Successfully manage operating expenses within the 2014 approved budget (10%).

These corporate goals, along with individual goals for each NEO, were used to measure performance over the course of the year. Target bonus amounts were established for each executive based on a percentage of the executive's base salary and are generally set at levels the Committee believes to be competitive. For 2014, Mr. Baker's bonus target was 50% of base salary, and his bonus opportunity was based entirely on achievement of corporate goals. The target bonus amounts for the other NEOs were set by the Committee in its judgment taking into account Mr. Baker's recommendations. For Dr. Israel and Dr. Youssoufian, the target bonus amount was 35% of the executive's base salary, and the bonus opportunity was allocated 75% and 25% to the achievement of corporate and individual goals, respectively. For Mr. Lovallo the target bonus amount was 30% of the executive's base salary, and the bonus opportunity was allocated 67% and 33% to the achievement of corporate and individual goals. In each case, the NEO's bonus is capped at 150% of the target bonus amount.

The actual bonus amounts for the NEOs are determined by the Compensation Committee based on its assessment of achievement of the corporate goals identified above and of each individual NEO's performance during the year (taking into account the recommendations of Mr. Baker with respect to the individual performance of the NEOs other than himself). Bonuses are generally paid in the first quarter of the following year.

For 2014, the Committee approved a corporate achievement percentage of 100% of target based on the Company:

•	Meeting the Azedra goal.

•	Meeting the PSMA ADC goal.

•	Meeting the 1404 Targeting Imaging Agent goal.

•	Partial achievement of Pipeline Enhancement goal.

•	Exceeding the Relistor goal.

•
Exceeding the operating expenses goal through the achievement of a lower actual cash burn compared to budget and bolstering our capital position as a result of a secondary offering and Relistor milestone.

For the individual NEOs, the Committee's determination of performance was as follows:

Mr. Baker. As noted above, Mr. Baker's bonus opportunity for 2014 was based entirely on the percentage achievement of the corporate goals and his target bonus of 50% of base salary: he was awarded a bonus of $277,850, equal to 50% of his 2014 annual salary and 100% of his target bonus.

Mr. Lovallo. Mr. Lovallo's contributions during 2014 included facilitating the valuation of acquired in-process research and development assets, managing financial components of corporate transactions, including in connection with securing additional equity capital, and supervising the Company's accounting, treasury and financial reporting functions as PFO. The Committee determined that Mr. Lovallo's individual performance for 2014 was above the target level. Based on the percentage achievement of his individual and the corporate goals, and his target bonus of 30% of base salary, Mr. Lovallo was awarded a bonus of $93,927, equal to 33% of his 2014 annual salary and 108% of his target bonus.

Dr. Israel. Dr. Israel's contributions during 2014 included his leadership of medical affairs. His individual goals included managing aspects attendant to developing our product candidates including achieving corporate goals for this past year related to Azedra, PSMA ADC and 1404, managing aspects in our relationships with Relistor collaboration partners, and efforts to identify in-license and acquisition candidates. The Committee determined that Dr. Israel's individual performance for 2014 was above the target level. Based on the percentage achievement of his individual and the corporate goals, and his target bonus of 35% of base salary, Dr. Israel was awarded a bonus of $163,974, equal to 37% of his 2014 annual salary and 106% of his target bonus.

As noted above, Dr. Youssoufian's employment with us terminated in September 2014, and accordingly, he was not eligible to receive a bonus for 2014.

Long-Term Incentives. Long-term incentives may include both stock options and restricted stock awards. For the past few years, including 2014, we granted stock options to the NEOs under our 2005 Stock Incentive Plan (the "2005 Plan"). The exercise prices of these options were set at the closing price of our common stock on the grant date so the options will only have value if our stock price increases after the grant date, further aligning the interests of our executives with those of our stockholders. The options vest generally in equal annual installments over three years from the date of grant subject to the executive's continued employment through the vesting date. The Compensation Committee believes that stock options provide appropriate incentives for executives both to increase value on a long-term basis for our stockholders and to continue in service with the Company.

When determining amounts of long -term incentive grants to our NEOs, the Compensation Committee compares (i) the value of the grant with the value of comparable grants made to executive officers in our peer group as discussed above; (ii) the number of shares granted by position as a percentage of total common shares outstanding, compared with the applicable percentages of comparable grants made to executives in our peer group; and (iii) the executive's overall equity incentive opportunity. The Committee believes these comparisons provide a meaningful context for assessing the competitive level of our equity grants and help ensure that we are not at a competitive disadvantage in terms of hiring or retaining key executive talent. As noted above, the Compensation Committee determines the levels of equity grants and other compensation in its judgment, uses the peer group information as background reference only and does not benchmark equity awards at any particular level relative to the peer group.

More information on the options granted to our NEOs during 2014 and awards outstanding from prior grants are presented in the Grants of Plan-Based Awards in 2014 and Outstanding Equity Awards at Fiscal Year-End tables, below.

We generally grant annual equity awards near the beginning of the year (typically in March) to coincide with other compensation decisions. We may also grant awards to newly-hired employees or at other times during the year as deemed appropriate by the Compensation Committee.

Retirement, Welfare Benefits. We make available to our NEOs retirement and welfare benefits, consisting of partial matching contributions to 401(k) retirement plans and access to medical, dental and other welfare plans, all of which are available to all full-time employees. NEOs also receive reimbursement of premiums for enhanced life and disability insurance, totaling less than $10,000 per NEO, and we generally do not provide material perquisites to our NEOs. This philosophy is consistent with our view that company resources are generally best utilized in research, development and commercialization efforts. The total of these benefits in 2014 for each NEO is presented in the Summary Compensation Table, below.

Severance Benefits; No Tax Gross-Ups. We do not have employment or other severance agreements with any of our NEOs, except for an agreement we entered into with Dr. Israel in 1994 that provides for severance of up to nine months' salary and benefits if his employment is terminated by us without cause. We do not provide any of our executives with reimbursements or "gross-up" payments for any taxes incurred pursuant to Section 280G of the Tax Code or otherwise.

In connection with his termination of employment with the Company, Dr. Youssoufian and the Company entered into a separation agreement in September 2014 that provided for him to receive severance benefits of six months' salary and payment by the Company of his COBRA premiums for that period and for Dr. Youssoufian to provide certain consulting services to the Company for three months after his termination. This agreement was negotiated with Dr. Youssoufian and determined to be advisable by the Compensation Committee in its judgment. The agreement also included a release of claims by Dr. Youssoufian.

Compensation and Risk. The Company does not believe, given the nature of our activities and the manner in which our employees are compensated, that risks arising from our compensation policies and practices relating to all of our employees are reasonably likely to have a material adverse effect on the Company. As described above, the Compensation Committee establishes multiple performance goals for the annual incentive plan and believes that this structure mitigates the risk associated with overemphasis on a particular performance metric. Further mitigating risk, annual incentives are capped at 150% of the target award amount regardless of how many goals are met or achieved. The Board of Directors carefully monitors the Company's activities, including those relevant to achievement of the goals specified in the annual incentive plan and believes that these awards have not adversely affected the Company or created significant incentives to take actions not in the best interests of stockholders.

Tax Considerations. The Tax Code limits deduction of compensation paid to certain of our NEOs to $1,000,000 unless the compensation is "performance-based." The 2005 Plan allows the Committee to grant awards that are intended to be exempt from the deduction limits imposed by section 162(m) of the Code if certain criteria are satisfied. There can be no assurance, however, that any compensation intended to qualify for deductibility awarded or paid by the Company will be fully deductible, and in any event we reserve discretion to design programs that we believe are consistent with our compensation goals and philosophy, even where the compensation paid may not be deductible.

2014 Shareholder Advisory Vote on Executive Compensation

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a "say-on-pay proposal"). At our Annual Meeting held in June 2014, approximately 99.2% of the votes actually cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes these strong results affirm stockholders' support of the Company's approach to its executive compensation program. In general, the Compensation Committee did not change its approach in 2014 and believes the program in place, as in prior years, includes a number of features that further the goals of the Company's executive compensation program and reflect best practices in the market. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay proposals when making future compensation decisions for the NEOs.

Summary Compensation Table – 2012-2014

The table and footnotes below describe the total compensation paid to our NEOs for 2014 as identified in the table below. As reflected in the table and discussed above in the CD&A, we compensate these executive officers with a combination of cash and stock option equity compensation, the latter of which is presented in this table in dollar values (see note 1 and the tables following). We did not issue any awards consisting of full-value shares (such as restricted stock awards) in 2014.

Year		Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compen- sation (2)	All Other Compen-sation(3)	Total
Mark R. Baker	2014	$555,699	$-	$470,012	$277,850	$16,588	$1,320,149
Chief Executive	2013	535,613	-	440,892	310,656	15,892	1,303,053
Officer	2012	517,500	-	689,244	155,250	15,612	1,377,606

Angelo W. Lovallo, Jr.	2014	$288,963	$-	$188,005	$93,927	$10,952	$581,847
Vice President,	2013	278,519	-	176,357	99,436	11,978	566,290
Finance	2012	236,025	-	63,584	56,120	8,261	363,990

Robert J. Israel	2014	$440,938	$-	$235,006	$163,974	$14,623	$854,541
Executive Vice President,	2013	418,158	-	220,446	175,897	24,095	838,596
Innovation	2012	397,407	-	331,020	83,455	15,448	827,330

Hagop Youssoufian(4)	2014	$319,115	$-	$235,006	$-	$217,434	$771,555
Former Executive Vice	2013	212,500	-	655,500	88,671	17,196	973,867
President, Research and
Development
  ____________

(1)	The amounts reported in this column for each NEO reflects the aggregate grant date fair value of stock options granted to the NEO during the applicable fiscal year. The fair values were determined based on the assumptions for calculating expense amounts as set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the relevant years (Note 10 – Share-Based Payment Arrangements, in our 2014 Annual Report, filed with the SEC on March 16, 2015). Additional information on the 2014 awards is included in the Grants of Plan-Based Awards for 2014 and Outstanding Equity Awards at 2014 Fiscal Year-End tables, below.

(2)	Represents cash bonuses approved by the Compensation Committee under our annual incentive plan as described in the Compensation Discussion and Analysis above.

(3)	The amounts reported in this column for 2014 for each NEO other than Dr. Youssoufian include the Company's matching contribution under our 401(k) Plan in the amount of $10,400 for Mr. Baker and Dr. Israel and $8,750 for Mr. Lovallo. This column also includes payments of premiums for enhanced life and disability insurance for Mr. Baker ($6,188), Mr. Lovallo ($2,202), and Dr. Israel ($4,223).

(4)	Dr. Youssoufian joined the Company in July 2013. His employment with the Company terminated in September 2014. The amount in the "All Other Compensation" column for 2014 for Dr. Youssoufian includes the following payments in connection with the termination of his employment: $110,234 for cash severance; the Company's matching contribution under our 401(k) Plan in the amount of $10,400; $2,983 for payments of premiums for enhanced life and disability insurance by the Company; $28,831 for accrued and unused vacation; relocation reimbursements of $19,986 and $45,000 for consulting services provided by Dr. Youssoufian in 2014 after his termination. Please see "Youssoufian Separation Agreement" below for more information regarding his separation agreement with the Company.

Grants of Plan-Based Awards in 2014

The following table sets forth information regarding grants of compensatory awards we made to our NEOs during 2014. Each of these awards was granted under, and is subject to the terms of, the 2005 Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Baker	3/3/2014				132,000	$4.70	$470,012
	N/A	--	$277,850	$416,774

Mr. Lovallo	3/3/2014				52,800	$4.70	$188,005
	N/A	--	$86,689	$130,033

Dr. Israel	3/3/2014				66,000	$4.70	$235,006
	N/A	--	$154,328	$231,492

Dr. Youssoufian	3/3/2014				66,000	$4.70	$235,006
	N/A	--	$154,328	$231,492
____________

(1)	The target and maximum cash bonus amounts for each executive are described in the Annual Bonus discussion under Compensation Discussion and Analysis, above.

(2)	These option grants vest one-third in each of the three years beginning March 3, 2014.

(3)	Reported in Summary Compensation Table – Option Awards, above; reflects the aggregate grant date fair value determined by the method described in note 1 to that Table.

Each of the stock option awards reported in the table above was granted under our 2005 Plan. The 2005 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations. Plan awards are generally only transferable to a beneficiary of an awardee upon his or her death or, in certain cases, to family members for tax or estate planning purposes. If there is a Change of Control of the Company, the Committee may provide for the treatment of outstanding awards upon the transaction. including acceleration of vesting, elimination or modification of performance or other conditions, extension of time for exercise or realize gain, acceleration of payment or cash settlement.   The Committee has determined that all outstanding stock incentive awards held by a Company employee vest in full if the employee is Terminated without Cause during the one-year period following a Change of Control (as such terms are defined in the 2005 Plan and the form of stock incentive award agreement).

Outstanding Equity Awards at 2014 Fiscal Year-End

The table below sets forth information regarding unexercised stock options held by our NEOs as of December 31, 2014. None of our NEOs held any unvested restricted stock awards at 2014 year-end.

	Option Awards
	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Mr. Baker	-	132,000	(1)		$4.70	3/3/2024
	40,000	80,000	(2)		5.03	4/4/2023
	44,444	22,222	(3)		9.81	3/1/2022
	62,500				7.40	7/1/2021
	46,875				7.40	7/1/2021
	150,000	50,000	(4)		7.66	6/8/2021
	150,000				5.35	7/1/2020
	125,000				5.35	7/1/2020
	60,000				16.05	7/1/2018
	10,000				22.01	7/2/2017
	25,000				24.26	7/3/2016
	60,000				27.71	2/21/2016
	50,000				20.02	6/20/2015

Mr. Lovallo	-	52,800	(1)		$4.70	3/3/2024
	16,000	32,000	(2)		5.03	4/4/2023
	6,666	3,334	(3)		9.81	3/1/2022
	9,000				7.40	7/1/2021
	4,000				5.35	7/1/2020
	3,375				5.33	7/1/2019
	6,000				14.27	9/2/2018

Dr. Israel	-	66,000	(1)		$4.70	3/3/2024
	15,000	40,000	(2)		5.03	4/4/2023
	33,333	16,667	(3)		9.81	3/1/2022
	70,000				7.40	7/1/2021
	18,000				5.35	7/1/2020
	10,000				5.33	7/1/2019
	20,000				16.05	7/1/2018
	7,000				22.01	7/2/2017
	17,500				24.26	7/3/2016
	10,000				21.39	7/1/2015
Dr. Youssoufian
       ____________

(1)	These options vest in three annual installments measured from March 3, 2014.
(2)	These options vest in three annual installments measured from April 4, 2013.
(3)	These options vest in three annual installments measured from March 1, 2012.
(4)	These options vest in four annual installments measured from June 8, 2011.

Option Exercises and Stock Vested in 2014

The following table sets forth information regarding the exercise of stock options by our NEOs during 2014. Our NEOs did not hold any outstanding restricted stock awards during 2014.

	Option Awards
	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Mr. Baker	-	-
Mr. Lovallo	-	-
Dr. Israel	27,000	$42,501
Dr. Youssoufian	37,500	$44,040

(1)	The dollar amounts shown in this column for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options.

Potential Payments upon Termination or Change in Control

Progenics has no employment or other severance agreements with any of its NEOs, other than Dr. Israel, who is entitled to severance benefits as described below under an employment agreement that dates from 1994. As a result, the only benefits which the other NEOs would be legally entitled to receive upon termination of employment or a change in control of the Company would be accelerated vesting of their equity awards if the executive is terminated by the Company without cause during the one-year period following a change in control, as provided in the applicable award agreements. As of December 31, 2014, the total value of each executive's then-outstanding and unvested stock options (determined by multiplying the number of shares subject to the unvested options by the amount, if any, by which the closing price of our common stock on the last trading day of fiscal 2014 ($7.56) exceeded the option exercise price) would have been:

Name	Value of Unvested Options ($)
Mr. Baker	$579,920
Mr. Lovallo	$231,968
Dr. Israel	$289,960

As noted above, we do not provide reimbursement or gross-up payments to NEOs for parachute payment taxes incurred in connection with a change in control.

Under his employment agreement, if Dr. Israel is terminated by the Company without cause (as defined in the agreement), he will be entitled to severance of up to nine months' base salary and continued health benefits for nine months. The severance is subject to termination if he secures new employment (which he is required to seek). The agreement includes a non-competition covenant that applies for one year following his termination and a non-solicitation covenant that applies for two years following termination as well as confidentiality covenants. The following table sets forth the maximum amount of the severance benefits we would have been required to provide Dr. Israel had we terminated his employment without cause on December 31, 2014:

Name	Cash Severance ($)	Health Benefits ($)	Total ($)
Dr. Israel	330,704	24,643	355,347

Youssoufian Separation Agreement

As noted above, Dr. Youssoufian's employment with the Company terminated in September 2014. In connection with his termination, he entered into a separation agreement with the Company that provided for him to receive cash severance equal to six months of his base salary and payment by the Company of his COBRA premiums for six months. The agreement included Dr. Youssoufian's general release of claims against the Company. In addition, the Company retained Dr. Youssoufian to provide certain consulting services for three months following his termination for a fee of $15,000 per month.

Director Compensation - 2014

The following table sets forth information regarding the aggregate compensation we paid to the non-employee members of our Board during 2014. Mr. Baker did not receive any additional compensation for services provided as a Board member during 2014, and continues to serve as a director without compensation for such services.

	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation	Total
Mr. Crowley	$105,000	$187,776	-	$292,776
Dr. Ferrante	59,944	204,938	-	264,882
Mr. Kishbauch	65,923	68,282	-	134,205
Dr. Maddon	49,896	68,282	-	118,178
Dr. Scheinberg	80,806	68,282	-	149,088
Ms. Williams	83,000	68,282	-	151,282
 ____________
(1)
At December 31, 2014, the aggregate number of stock options outstanding for each of our non-employee directors was as follows: Mr. Crowley, 265,000; Dr. Ferrante, 60,000; Mr. Kishbauch, 60,000; Dr. Maddon, 867,500 (which includes 817,500 options previously granted to Dr. Maddon for services as a Company employee); Dr. Scheinberg, 135,357; Ms. Williams, 125,000. Each non-employee director was granted an option with respect to 20,000 shares of our common stock on the date of our 2014 annual meeting, except that the Chair option grant for Mr. Crowley covered 55,000 shares. The grant date fair value of each of these options was $68,282 (or $187,776 in the case of Mr. Crowley's grant). In addition, Dr. Ferrante received an option with respect to 40,000 shares of our common stock in connection with her joining the Board in January 2014. This option had a grant date fair value of $136,656. In each case, the grant date fair values of the options granted to our non-employee directors are determined as described in Note 1 to the Summary Compensation Table for NEOs.

For Board and committee service under our director compensation policy, our directors are entitled to receive:

•
a $45,000 annual retainer for Board service ($75,000 for service as Chair), a fully-vested option for 20,000 common shares (55,000 in the case of the Chair) and, for newly-appointed directors joining the Board, a one-time option for 40,000 common shares vesting over five years; and

•
an annual retainer fee for committee service as (i) Audit Committee member ($10,000) or Chair ($35,000; currently Ms. Williams); (ii) Compensation Committee member ($5,000) or Chair ($20,000; currently Mr. Crowley); (iii) Nominating and Corporate Governance Committee member ($3,000) or Chair ($11,000; currently Mr. Kishbauch); and (iv) Science and Strategy Committee member ($10,000) or Chair ($35,000; currently Dr. Scheinberg).

Option awards for Board service during 2014 were made under the 2005 Plan. These options each have a ten-year term, have an exercise price equal to the closing price of our stock on the grant date and were fully vested on the grant date (except that the grant to Dr. Ferrante upon her appointment to the Board vests over five years as described above).

Equity Compensation Plan Information

The following table sets forth certain information related to our equity compensation plans as of December 31, 2014.

	Number of shares to be issued upon exercise of outstanding options (1)(2)	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance (excluding securities reflected in first column) (3)
Equity compensation plans approved by stockholders	5,417,532	$9.96	4,302,571
Equity compensation plans not approved by stockholders	-	-	-
Total	5,417,532	$9.96	4,302,571
____________
(1)	Of these shares, 5,164,057 were subject to options granted under the 2005 Plan and 253,475 were subject to options granted under our Amended and Restated 1996 Stock Incentive Plan. No awards other than stock options were outstanding under any of our plans.
(2)	The weighted average remaining term of our outstanding options is 5.79 years.
(3)	All of these shares were available for award grant purposes under our 2005 Plan. Subject to certain express limits of the 2005 Plan, shares available under the 2005 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, stock awards, restricted stock and restricted stock units. Each share that is issued in respect of any full-value award under the Stock Plan (i.e., awards other than options and stock appreciation rights) counts against the 2005 Plan's share limit as 1.2 shares for each share actually issued under the award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2015, except as noted, regarding the beneficial ownership of the common stock by (i) each person or group known to us to be the beneficial owner of more than five percent of our common stock outstanding, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.

	Shares Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number	Percent
Federated Investors, Inc.(3) Federated Investors Tower Pittsburgh, PA 15222-3779	13,508,290	19.40%
Broadfin Capital, LLC (4) 237 Park Avenue, Suite 900 New York, NY 10017	8,951,169	12.85%
FMR LLC (5) 245 Summer Street Boston, MA 02210	5,242,279	7.53%
BlackRock, Inc. (6) 55 East 52nd Street New York, NY 10022	5,081,535	7.30%
Baker Bros. Advisors LP (7) 667 Madison Avenue, 21st Floor New York, NY 10065	4,449,797	6.39%
Mark R. Baker (8)	1,091,181	1.55%
Peter J. Crowley (9)	265,000	*
Karen J. Ferrante (10)	28,000	*
Michael D. Kishbauch (11)	43,342	*
Paul J. Maddon (12)	1,721,557	2.44%
David A. Scheinberg (13)	181,539	*
Nicole S. Williams (14)	130,000	*
Angelo W. Lovallo, Jr. (15)	85,364	*
Robert J. Israel (16)	282,550	*
Vivien Wong (17)	215,435	*
Hagop Youssoufian	-	*

All directors and executive officers as a group (18)	4,371,967	6.00%
____________
*                  Less than one percent.

(1)	The address of each beneficial owner who is a director or officer of the Company is c/o the Company.

(2)
With respect to our directors and executive officers, and except as indicated and/or pursuant to applicable community property laws, each stockholder possesses sole voting and investment power with respect to the shares of common stock listed. The number of shares of common stock beneficially owned includes shares issuable pursuant to stock options held by the stockholder that are currently exercisable, i.e., within 60 days of March 31, 2015. Shares issuable upon exercise of these options are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options but not of any other person. None of the shares held by our directors and executive officers are pledged as collateral.

With respect to other stockholders identified above, the percent reported is calculated by dividing (i) the number of shares reported by the stockholder in the Schedule 13G filing described in the related note by (ii) the aggregate number of our common shares outstanding on March 31, 2015, and differs from the Percent of Class reported in the stockholder's Schedule 13G; it assumes that the stockholder continued to own the number shares reported in its Schedule 13G on March 31, 2015.

(3)
Based on a Schedule 13G (Amendment No. 11) filed February 11, 2015, which reports that Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to registered investment companies and separate accounts that own the shares reported. Such document also reports that the investment advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Investors, Inc., all of whose outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.

(4)
Based on a Schedule 13G (Amendment No. 2) filed on July 21, 2014, which reports that Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler have shared power to vote or to direct the vote and to dispose or to direct the disposition of the securities reported.

(5)
Based on a Schedule 13G (Amendment No. 4) filed on February 13, 2015, which reports that Fidelity SelectCo, LLC (SelectCo), a wholly-owned subsidiary of FMR LLC (FMR) and an investment adviser registered under section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the shares reported as a result of acting as investment adviser to various investment companies registered under section 8 of the Investment Company Act of 1940.  The ownership of one investment company, Fidelity Select Biotechnology Portfolio, amounted to 4,448,736 shares according to such document. Such document also reports that (i) Edward C. Johnson 3d, Abigail P. Johnson, and FMR, through its control of SelectCo, and the funds each has sole power to dispose of the shares reported owned by the funds; (ii) members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR; and (iii) the Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares, and accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(6)
Based on a Schedule 13G (Amendment No. 1) filed on January 26, 2015, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC acquired the securities reported.

(7)
Based on a Schedule 13G (Amendment No. 1) filed on February 17, 2015 jointly by the Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker, Baker Brothers Life Sciences, L.P., 14159, L.P. and 667, L.P. hold 4,008,003, 98,989 and 342,805, respectively, of the shares reported.

(8)	Includes 161,140 shares outstanding and 930,041 issuable upon exercise of currently exercisable options.

(9)	Consists of 265,000 shares issuable upon exercise of currently exercisable options.

(10)	Consists of 28,000 shares issuable upon exercise of currently exercisable options.

(11)	Consists of 43,342 shares issuable upon exercise of currently exercisable options.

(12)	Includes 854,057 shares outstanding and 867,500 issuable upon exercise of currently exercisable options.

(13)	Includes 46,182 shares outstanding and 135,357 issuable upon exercise of currently exercisable options.

(14)	Includes 5,000 shares outstanding and 125,000 issuable upon exercise of currently exercisable options.

(15)	Includes 3,389 shares outstanding and 81,975 issuable upon exercise of currently exercisable options.

(16)	Includes 35,050 shares outstanding and 247,500 issuable upon exercise of currently exercisable options.

(17)	Includes 4,121 shares outstanding and 211,314 issuable upon exercise of currently exercisable options.

(18)	Includes 1,142,438 shares outstanding and 3,229,529 issuable upon exercise of currently exercisable options held by directors, NEOs and other executive officers of the Company.

OTHER MATTERS

Certain Relationships and Related Transactions

We have entered into indemnification agreements with each of our directors and executive and other officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with us.

Our Code of Business Ethics and Conduct, which our Corporate Governance Guidelines make applicable to all directors and employees, including our CEO and PFO, requires all Progenics personnel to act in the best interests of the Company consistent with their duty of loyalty to it, including by avoiding situations and relationships that involve actual or potential conflicts of interest. Situations that could be perceived as conflicts of interest include related party transactions. The Code requires Progenics personnel who believe they are involved in or become aware of a potential conflict of interest to discuss the matter with the individual's manager and our General Counsel. Our Audit Committee is required and empowered to meet with our management and independent auditors to review all related party transactions that would be required to be disclosed in our annual proxy statement for potential conflicts of interest situations and, on an ongoing basis, approve such transactions. The Audit Committee's policy is to approve only those transactions that are in the best interests of our stockholders. In addition, our Nominating and Corporate Governance Committee is required and empowered to conduct any and all investigations into alleged violations of our Corporate Governance Guidelines or Code of Business Ethics and Conduct, and present the results of such investigations to our Board.

As required by SEC rules, we disclose in our Proxy Statement under this heading any relevant transactions. We disclosed in Note 9(e) to our consolidated financial statements included in our 2012 Annual Report on Form 10-K that in December 2012, Progenics entered into a financial advisory agreement with MTS Health Partners, L.P., of which Board Chair Mr. Crowley is a Senior Managing Director and partner, on customary terms and conditions, whereby MTS received a monthly retainer of $10,000 during the term of the agreement and $300,000 for MTS' services in connection with the Company's January 2013 acquisition of Molecular Insight. The agreement was terminated in June 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the reports under section 16(a) of the Exchange Act and representations furnished to us with respect to the last fiscal year, we believe that each of the persons required to file such reports is in compliance with all applicable filing requirements. We continue to monitor the effectiveness of our policies and procedures designed to ensure compliance with section 16 reporting requirements.

Transactions in Stock by Insiders

We have established stock transaction guidelines governing the way in which persons who may be considered insiders (directors, executive officers and certain key employees who we may designate from time to time) may effect transactions in shares of our common stock. From time to time, insiders may engage in transactions in our common stock in accordance with these guidelines following applicable SEC rules or in pre-arranged stock trading (or 10b5-1) plans.

Rule 10b5-1 plans enable persons who may be considered insiders to establish written pre-arranged stock trading plans which are designed to enable the person to arrange for stock transactions to be executed by a third party (such as a broker) on his or her behalf without violating securities laws prohibiting trading on the basis of material, non-public information. The plans establish predetermined trading parameters (amount, price and date of transactions) that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades. These plans also permit our insiders to gradually diversify their investment portfolios or increase their ownership interest in the Company and may minimize the market impact of stock trades by spreading them over an extended period of time.

Stockholder Proposals

SEC rules provide that certain stockholder proposals must be included in the Proxy Statement for our Annual Meeting. For a proposal to be considered for inclusion in next year's Proxy Statement, it must be submitted in writing to our Corporate Secretary no later than December 29, 2015. If we receive notice after that date of a stockholder's intent to present a proposal at our 2015 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

Householding of Proxy Materials

In order to reduce printing costs and postage fees, we mail only one copy of the Notice and/or the Annual Report and Proxy Statement to any one address, unless we receive contrary instructions from any stockholder at that address (known as "householding").

We will deliver upon written or oral request a separate copy of the Notice and/or the Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of these materials was delivered. If you are a stockholder of record, you may contact us by writing c/o the Corporate Secretary at our corporate headquarters located at 777 Old Saw Mill River Road, Tarrytown, New York 10591 or by calling us at 914-789-2800. If you are a beneficial but not record owner, you can request additional copies, or you can request householding, by notifying your broker, bank or nominee.

Other Business

The Board knows of no other business to be acted upon at the Meeting. If any other business properly comes before the Meeting, however, it is the intention of the persons named in the enclosed Proxy Card to vote on such matters as recommended by the Board.

We will appreciate the prompt return of your proxy, which will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Meeting, please follow the instructions on the Notice and submit your proxy.

By order of the Board of Directors,

ANGELO W. LOVALLO, JR.
Vice President, Finance and Treasurer

Tarrytown, New York
April 28, 2015

PROGENICS PHARMACEUTICALS, INC.
777 OLD SAW MILL RIVER ROAD
TARRYTOWN, NY 10591

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM EDT on the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM EDT on the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
VOTE IN PERSON
Attend the Annual Shareholders Meeting at 10:00 AM EDT on Wednesday, June 10, 2015.
The Landmark at Eastview
Rockland Room
777 Old Saw Mill River Road
Tarrytown, NY 10591

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS
FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PROGENICS PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR each of the Nominees named below:

1. Election of Directors

NOMINEES:	For	Against	Abstain

01) Peter J. Crowley	☐	☐	☐
02) Paul J. Maddon	☐	☐	☐
03) Mark R. Baker	☐	☐	☐
04) Karen J. Ferrante	☐	☐	☐
05) Michael D. Kishbauch	☐	☐	☐
06) David A. Scheinberg	☐	☐	☐
07) Nicole S. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR each of the following proposals:
	For	Against	Abstain
2. Approving, on an advisory basis, of the compensation of the Company's named executive officers as disclosed in this year's Proxy Statement.	☐	☐	☐

3. Ratifying the Board's selection of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for 2015.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Company's Notice of Meeting, Proxy Statement and 2014 Form 10-K and Annual Report are available at www.proxyvote.com

PROGENICS PHARMACEUTICALS, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 10, 2015 – 10:00AM THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned(s) hereby appoint(s) Mark R. Baker and Angelo W. Lovallo, Jr., and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PROGENICS PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00AM EDT on June 10, 2015, at The Landmark at Eastview, 777 Old Saw Mill River Road, Tarrytown, NY 10591, Rockland Room, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

(Continued and to be signed on the reverse side)